                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)
                                       OF
                      TRAVEL SERVICES INTERNATIONAL, INC.
                                       AT
                              $26.00 NET PER SHARE
                                       BY
                       BLUE SEA FLORIDA ACQUISITION INC.
                                       A
                           WHOLLY OWNED SUBSIDIARY OF
                                  AIRTOURS PLC

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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON MONDAY, MARCH 27, 2000 (THE "INITIAL EXPIRATION DATE"),
                         UNLESS THE OFFER IS EXTENDED.
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                                                               February 29, 2000

To Our Clients:

     Enclosed for your consideration are an Offer to Purchase, dated February 29, 2000 (the "Offer to Purchase"), and a related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") relating to the offer by Blue Sea Florida Acquisition Inc., a Florida corporation (the "Purchaser") and an indirect wholly owned subsidiary of Airtours plc, a company organized under the laws of England ("Parent"), to purchase all outstanding shares of common stock, $.01 par value per share (the "Common Stock"), including associated common share purchase rights (the "Shares") of Travel Services International, Inc., a Florida corporation (the "Company"), at a price of $26.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 21, 2000, by and among Parent, the Purchaser and the Company (the "Merger Agreement"). Also enclosed is the Letter to Shareholders of the Company from Joseph V. Vittoria, Chairman and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company.

     WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us (or our nominee) for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The tender price is $26.00 per Share, net to the seller in cash.

          2. The Offer is being made for all outstanding Shares.

          3. The Board of Directors of the Company has determined that each of the Merger Agreement, the Offer and the Merger is fair to and in the best interests of the shareholders of the Company and recommends that the shareholders of the Company accept the Offer and tender their Shares to the Offeror pursuant to the Offer.

                                       1

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          4. The Offer and withdrawal rights will expire at 12:00 midnight, New
     York City time, on Monday, March 27, 2000, unless the Offer is extended.

          5. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. However, U.S. federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Deutsche Bank Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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

                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)
                                       OF
                      TRAVEL SERVICES INTERNATIONAL, INC.
                                       BY
                       BLUE SEA FLORIDA ACQUISITION INC.
                                       A
                           WHOLLY OWNED SUBSIDIARY OF
                                  AIRTOURS PLC

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 29, 2000, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") in connection with the offer by Blue Sea Florida Acquisition Inc., a Florida corporation and an indirect wholly owned subsidiary of Airtours plc, a company organized under the laws of England, to purchase all outstanding shares of common stock, $.01 par value per share (the "Common Stock"), including associated common share purchase rights (the "Shares") of Travel Services International, Inc., a Florida corporation (the "Company").

     This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


Date:                      , 2000      SIGN HERE
      ---------------------
                                       -----------------------------------------
                                       Signature(s) of Holder(s)

                                       ----------------------------------------
                                       Name(s) of Holder(s)

                                       ----------------------------------------
Number of shares to be Tendered:       Please Type or Print

_______________ shares of Common Stock*

                                       ----------------------------------------
                                       Address

                                       ----------------------------------------
                                       Zip Code

                                       ----------------------------------------
                                       Area Code and Telephone Number

                                       ----------------------------------------
                                       Taxpayer Identification or
                                         Social Security Number

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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